EXHIBIT 99.1

Rock-Tenn Company Announces Amendment to its Bank Credit Facility and the Renewal of its Asset Securitization Facility

NORCROSS, Ga., April 2, 2003 (BUSINESS WIRE) — Rock-Tenn Company (NYSE: RKT) announced that it has amended its bank credit facility and renewed its asset securitization facility.

The Company has reduced the amount of available borrowing capacity under the bank credit facility from $300 million to $125 million. The amendment to the bank credit facility reduces the minimum fixed charge coverage ratio from 2:1 to 1.75:1 and increases the maximum funded debt to EBITDA ratio from 3.5:1 to 4:1 through September 30, 2004 and to 3.75:1 thereafter. The amendment to the bank credit facility excludes the cash costs of certain plant closings from the fixed charge and funded debt to EBITDA covenant calculations and also excludes from the calculation of the minimum consolidated net worth covenant pension plan charges and credits taken to other comprehensive income after September 30, 2001. The Company renewed its $125 million asset securitization facility through March 29, 2004.

Executive Vice President and Chief Financial Officer Steve Voorhees said, “As a result of our recent issuance of $100 million of 10 year notes at an interest rate of 5.625%, we decided to reduce the bank credit facility from $300 million to $125 million. We amended the covenants in the facility to provide additional financial flexibility. Our combined credit availability under these two facilities is expected to exceed $75 million as of March 31, 2003.”

Statements herein regarding the expected credit availability of the Company constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are based on the Company’s expected earnings, which are subject to market and operating risks and uncertainties that could cause actual amounts to differ materially from those projected.

Rock-Tenn Company is one of North America’s leading packaging companies, with annual net sales of over $1.4 billion and over 75 manufacturing operations in the United States, Canada, Mexico and Chile.